November 22, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $317 million increased 10 percent compared to October 2015 and were essentially flat with September 2016. Securities commissions and fees in the month benefited from higher Private Client Group asset balances in fee-based accounts at the start of the quarter, which were partially offset by lower institutional fixed income commissions.

Client assets under administration of $599.5 billion were up 19 percent over October 2015 but down 1 percent compared to September 2016, as the S&P 500 index declined 2 percent during the month. Financial assets under management of $75.6 billion increased 10 percent over October 2015 but declined 2 percent compared to September 2016.

Total net loans at Raymond James Bank of $15.2 billion grew 16 percent over last year’s October and were essentially flat compared to September 2016, as loan production was offset by elevated payoffs during the month.

“In the Capital Market segment, investment banking revenues were soft in October following a very strong month in September, but activity levels remain robust. Trading profits were solid during the month, but have since been challenged by the abrupt increase in bond yields following the presidential election. The S&P 500 index, as well as trading volumes, in both equities and fixed income, have surged post-election,” said CEO Paul Reilly. “The transition of a new presidential administration always creates some uncertainty, which we expect will result in higher levels of market volatility over the next several months. However each of our businesses is well-positioned for any potential volatility, and we will continue to focus on providing advisors the best possible support, so they in turn can continue to serve their clients well.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $600 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	October 2016	October 2015	% Change	September 2016	% Change
	(21 business days)	(22 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$317.0	$289.0	10%	$317.3	—

Client assets under administration (in bil.)	$599.5	$503.7	19%	$604.4	(1)%

Private Client Group assets under administration (in bil.)	$568.7	$476.7	19%	$574.1	(1)%

Financial assets under management (in bil.) (2)	$75.6	$68.5	10%	$77.0	(2)%

Raymond James Bank total loans, net (in bil.)	$15.2	$13.1	16%	$15.2	—

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.